The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 1, 2011.

Preliminary Pricing Supplement No. G63 To the Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 July 1, 2011
Financial Products
$
Credit Suisse Notes due July 31, 2014 Linked to the Performance of a Weighted Basket of Four Currencies Relative to the U.S. Dollar
General
•
The securities are designed for investors who seek a return linked to the performance of a weighted basket of four currencies relative to the U.S. dollar (the number of U.S. dollars per unit of a Basket Currency). The value of the Basket will increase if the weighted basket of foreign currencies appreciates in value relative to the U.S. dollar. Investors should be willing to forgo interest payments and, if the level of the Basket declines, be willing to lose up to 10% of their investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing July 31, 2014.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities are expected to price on or about July 22, 2011 (the “Trade Date”) and are expected to settle on or about July 29, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to a weighted basket consisting of four currencies (each a “Basket Currency” and, together, the “Basket Currencies”) relative to the U.S. dollar. Each Basket Currency is identified in the table below, together with its Fixing Source, Fixing Time, Initial Spot Rate and Weighting:

Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate*	Weighting
Australian dollar (“AUD”)	Reuters page: WMRSPOT12	4:00 PM London time		1/4
Brazilian real (“BRL”)	Bloomberg page: BZFXPTAX	6:00 PM New York time		1/4
Canadian dollar (“CAD”)	Reuters page: WMRSPOT09	4:00 PM London time		1/4
Norwegian krone (“NOK”)	Reuters page: WMRSPOT06	4:00 PM London time		1/4
Currency of the Issue:	United States dollars
Upside Participation Rate:	Expected to be between 130% and 140% (to be determined on the Trade Date).
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below.

Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows:
Upside Participation Rate ×	Final Basket Level – Initial Basket Level Initial Basket Level
•	If the Final Basket Level is less than or equal to the Initial Basket Level but greater than 90% of the Initial Basket Level, the Basket Return will be calculated as follows:
Final Basket Level – Initial Basket Level Initial Basket Level
• If the Final Basket Level is less than or equal to 90% of the Initial Basket Level, the Basket Return will equal −10%.

If the Final Basket Level is less than the Initial Basket Level, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $100 per $1,000 principal amount of securities that you hold at maturity. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The Basket Level on the Valuation Date. The Basket Level on the Valuation Date is calculated as follows:
100 × [1 + (AUD Return × 1/4) + (BRL Return × 1/4) + (CAD Return × 1/4) + (NOK Return × 1/4)]
The AUD Return, BRL Return, CAD Return and NOK Return refer to the Currency Return for the Australian dollar, Brazilian real, Canadian dollar and Norwegian krone, respectively.
Currency Return:	For each Basket Currency, the performance of such Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Final Spot Rate – Initial Spot Rate Final Spot Rate

This formula for calculating the Currency Return for each Basket Currency is mathematically different from other common return formulae. By dividing by the Final Spot Rate instead of the Initial Spot Rate, the Currency Return for each Basket Currency is not linear (e.g., an increase of 10% in the Final Spot Rate results in a Currency Return for such Basket Currency of 9.09% and a decrease of 5% in the Final Spot Rate results in a Currency Return for such Basket Currency of -5.26%). If a Basket Currency appreciates relative to the U.S. dollar over the term of the securities, the Currency Return for such Basket Currency will increase at a ratio that is less than one-to-one, and this formula will prevent the Currency Return for such Basket Currency from reaching or exceeding 100% regardless of how much such Basket Currency appreciates relative to the U.S. dollar. If a Basket Currency depreciates relative to the U.S. dollar, the Currency Return for such Basket Currency will decline at a ratio greater than one-to-one (i.e., there is embedded negative leverage in the Currency Return formula) and this formula will permit the Currency Return for any Basket Currency to reach or fall below -100%. Therefore, although the Basket is linked to the performance of an equally weighted basket of four Basket Currencies relative to the U.S. dollar, a decline in the Final Spot Rate of any single Basket Currency relative to its Initial Spot Rate could account for a loss of up to $100 per $1,000 principal amount of the securities regardless of the performance of any other Basket Currency. Accordingly, the Redemption Amount may be less than if you had invested in similar securities that use a linear method for calculating currency returns. Please see “Hypothetical Currency Returns” and “Selected Risk Considerations” in this pricing supplement for more information.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates may pay discounts and commissions of up to $18.50 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay referral fees of up to $5.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
July , 2011	cover continued on next page)

(continued from previous page)

Initial Spot Rate*:
For each Basket Currency, the exchange rate of such Basket Currency relative to the U.S. dollar at approximately 3:30 PM New York time on the Trade Date, as determined by the Calculation Agent, expressed as the number of U.S. dollars per unit of such Basket Currency.

Final Spot Rate:	For each Basket Currency, the Spot Rate on the Valuation Date.
Spot Rate:	On any day, the Spot Rate for a given Basket Currency is:
•
For each Basket Currency except the Brazilian real, the midprice, which is the average of the bid price and the ask price for the relevant Basket Currency from the relevant Fixing Source or any successor thereto at the relevant Fixing Time on such day, as determined by the Calculation Agent, expressed as the number of U.S. dollars per unit of such Basket Currency.

•
For the Brazilian real, the ask price from the relevant Fixing Source or any successor thereto at the relevant Fixing Time on such day, as determined by the Calculation Agent, expressed as the number of U.S. dollars per Brazilian real.

Valuation Date†:	July 24, 2014
Maturity Date†:	July 31, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TBR1
* In the event that the Spot Rate for any Basket Currency is not available on the Trade Date, the Initial Spot Rate for such Basket Currency will be determined by the calculation agent on the immediately following trading day on which an Initial Spot Rate is available. The Initial Spot Rate for each Basket Currency is subject to adjustment as described under “Succession events” herein.

† The Valuation Date is subject to postponement in respect of each Basket Currency if such date is not an underlying business day for such Basket Currency or as a result of a market disruption event in respect of such Basket Currency and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described under “Market disruption events” herein.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. G-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Final Basket Level from +90% to −90%. The hypothetical Redemption Amounts set forth below assume an Initial Basket Level of 100 and an Upside Participation Rate of 135% (the midpoint of the expected range set forth on the cover page of this pricing supplement and to be determined on the Trade Date). The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Valuation Date. The numbers appearing in the table and the examples below have been rounded for ease of analysis.  For a description of risks relating to how the Currency Return for each Basket Currency is calculated, please see “Hypothetical Currency Return” and “Selected Risk Considerations” in this pricing supplement.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
190.00	90.00%	121.50%	$2,215.00
180.00	80.00%	108.00%	$2,080.00
170.00	70.00%	94.50%	$1,945.00
160.00	60.00%	81.00%	$1,810.00
150.00	50.00%	67.50%	$1,675.00
140.00	40.00%	54.00%	$1,540.00
130.00	30.00%	40.50%	$1,405.00
120.00	20.00%	27.00%	$1,270.00
115.00	15.00%	20.25%	$1,202.50
110.00	10.00%	13.50%	$1,135.00
105.00	5.00%	6.75%	$1,067.50
100.00	0.00%	0.00%	$1,000.00
97.50	−2.50%	−2.50%	$975.00
95.00	−5.00%	−5.00%	$950.00
90.00	−10.00%	−10.00%	$900.00
85.00	−15.00%	−10.00%	$900.00
80.00	−20.00%	−10.00%	$900.00
70.00	−30.00%	−10.00%	$900.00
60.00	−40.00%	−10.00%	$900.00
50.00	−50.00%	−10.00%	$900.00
40.00	−60.00%	−10.00%	$900.00
30.00	−70.00%	−10.00%	$900.00
20.00	−80.00%	−10.00%	$900.00
10.00	−90.00%	−10.00%	$900.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Basket Level is 130, an increase of 30% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is greater than the Initial Basket Level:

Basket Return = 135% × (130 - 100) / 100 = 40.50%
Redemption Amount = Principal × (1 + Basket Return)
Redemption Amount = $1,000 × 1.405
Redemption Amount = $1,405

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,405 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket.

Example 2: The Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Basket Level is 95, a decrease of 5% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is less than the Initial Basket Level and greater than or equal to 90% of the Initial Basket Level:

Basket Return = (95 - 100) / 100 = −5%
Redemption Amount = Principal × (1 + Basket Return)
Redemption Amount = $1,000 × 0.95
Redemption Amount = $950

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $950 per $1,000 principal amount of securities based on a return linked to the decline in the level of the Basket.

Example 4: The Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. Because the Final Basket Level is less than 90% of the Initial Basket Level, the Basket Return is equal to −10% and at maturity you would be entitled to receive a Redemption Amount equal to $900 per $1,000 principal amount of securities even though there has been a decline in the level of the Basket greater than 10%.

Hypothetical Currency Return

The graph below is an illustration of how the Currency Return for each Basket Currency will be calculated for a hypothetical range of performance for a Basket Currency. The graph illustrates the effect of changes in the value of a Basket Currency relative to the U.S. dollar (using a linear return formula), which is referred to as the “Currency Performance” in the graph below, on the Currency Return for such Basket Currency. The hypothetical Currency Returns set forth below are for illustrative purposes only. The actual Currency Return for each Basket Currency will be determined based on the Initial Spot Rate and Final Spot Rate for each such Basket Currency and will be determined pursuant to the formula set forth on the cover of this pricing supplement. The Redemption Amount may be less than if you had invested in similar securities that use a linear method for calculating currency returns.  Please see “Selected Risk Considerations” in this pricing supplement for more information.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the Final Basket Level is less than the Initial Basket Level, you will be exposed to any decline in the Final Basket Level to a Final Basket Level of 90, which would result in a Basket Return of -10%. As a result, you could lose up to $100 per $1,000 principal amount of securities. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket. If the Final Basket Level depreciates relative to the Initial Basket Level, you could lose up to 10% of your principal amount of securities at maturity. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

•
THE METHOD OF CALCULATING THE CURRENCY RETURNS WILL DIMINISH ANY BASKET CURRENCY APPRECIATION RELATIVE TO THE U.S. DOLLAR — The Currency Return for each Basket Currency, which is used to determine the Basket Return, is calculated by dividing the difference between the applicable Final Spot Rate and the applicable Initial Spot Rate by the applicable Final Spot Rate, rather than dividing that difference by the applicable Initial Spot Rate. Therefore, if the Final Spot Rate for a Basket Currency is greater than its Initial Spot Rate, the denominator of the fraction will always be greater than the denominator that would have been used if the Currency Return formula divided by the Initial Spot Rate and in all cases will be less than 100%. As a result, any Basket Currency appreciation relative to the U.S. dollar will be diminished. For example, assuming the Initial Spot Rate for a Basket Currency relative to the U.S. dollar is 1.0, if such Basket Currency appreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 1.1, the applicable Currency Return will only be 9.09%. This embedded negative leverage is variable and decreases as the Currency Return increases. Accordingly, your Redemption Amount may be less than if you had invested in similar securities that use a linear method for calculating the basket return. For additional information, see “Hypothetical Currency Return” in this pricing supplement.

•
THE METHOD OF CALCULATING THE CURRENCY RETURNS WILL MAGNIFY ANY BASKET CURRENCY DEPRECIATION RELATIVE TO THE U.S. DOLLAR — Because the Currency Return formula for each Basket Currency is calculated by dividing the difference between the applicable Final Spot Rate and the applicable Initial Spot Rate by the applicable Final Spot Rate, rather than dividing that difference by the applicable Initial Spot Rate, if the Final Spot Rate for a Basket Currency is less than its Initial Spot Rate (resulting in a negative number), the denominator of the fraction will always be smaller than the denominator that would have been used if the Currency Return formula divided by the Initial Spot Rate. As a result, any Basket Currency depreciation relative to the U.S. dollar will be magnified. For example, assuming the Initial Spot Rate for a Basket Currency relative to the U.S. dollar is 1.0, if such Basket Currency depreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 0.9, the applicable Currency Return will be -11.11%. This embedded negative leverage is variable and increases as the Basket Return decreases. Accordingly, your Redemption Amount may be less than if you had invested in similar securities that use a linear method for calculating the basket return. For additional information, see “Hypothetical Currency Return” in this pricing supplement.

•
YOUR SECURITIES ARE SUBJECT TO AN EMBEDDED MAXIMUM REDEMPTION AMOUNT — The Currency Return for each Basket Currency is calculated by dividing the difference between the applicable Final Spot Rate and the applicable Initial Spot Rate by the applicable Final Spot Rate, rather than dividing that difference by the Initial Spot Rate.  Therefore, if the Final Spot Rate for a Basket Currency increases relative to such Basket Currency’s Initial Spot Rate, the denominator of the fraction will always be greater than the denominator that would have been used if the Currency Return formula divided by the Initial Spot Rate, which means that the Currency Return for any Basket Currency can never reach or exceed 100% and the Final Basket Level in all cases will be less than 200.  Accordingly, your Redemption Amount may be less than if you had invested in similar securities that use a linear method for calculating currency returns. For additional information, see “Hypothetical Currency Return” in this pricing supplement.

•
THE CURRENCY RETURN FOR ANY BASKET CURRENCY MAY BE LESS THAN -100% — Although the Basket is linked to the performance of an equally weighted basket of four Basket Currencies relative to the U.S. dollar, the Currency Return for any Basket Currency may be less than -100%, which means that a decline in the Final Spot Rate of any single Basket Currency relative to its Initial Spot Rate could account for a loss of up to $100 per $1,000 principal amount of securities, regardless of the performance of any other Basket Currency.

Because the Currency Return formula includes an embedded maximum return for each Basket Currency, embedded negative upside leverage and the embedded downside leverage, it is possible that depreciation in one or more Basket Currencies may not be offset by appreciation in the other Basket Currencies, even significant appreciation. Please see “Hypothetical Currency Return” in this pricing supplement for more information.

•
THE INITIAL SPOT RATE WILL BE DETERMINED AT THE DISCRETION OF THE CALCULATION AGENT — The Initial Spot Rate for each Basket Currency will be determined by the Calculation Agent on the Trade Date and will not be based on the Fixing Source or Fixing Time definitions set forth on the cover page of this pricing supplement.

•
HEDGING AND TRADING IN THE BASKET CURRENCIES — While the securities are outstanding, we or any of our affiliates may carry out hedging activities related to the securities, including in the Basket Currencies or instruments related to the Basket Currencies. We or our affiliates may also trade in the Basket Currencies or instruments related to the Basket Currencies from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect the Redemption Amount.

•
CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the Canadian government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the securities and the Redemption Amount.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Redemption Amount than you would have received if you had invested directly in the Basket Currencies.

•	CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER — Movements in the exchange rates of the Basket Currencies may not correlate with each correlate with each other. At a time when the value of one or more of the Basket Currencies appreciates relative to the U.S. dollar, the value of one or more of the other Basket Currencies may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Currencies relative to the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Currencies relative to the U.S. dollar.

•
THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the United States, Australia, Brazil, Canada and Norway and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in the United States, Australia, Brazil, Canada and Norway.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Australia, Brazil, Canada and Norway and those of other countries important to international trade and finance.

•
LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Redemption Amount described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — Certain of the Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Emerging markets have recently undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the securities.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

•
CURRENCY DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its discretion, determine that the markets have been affected in a manner that prevents it from determining the Spot Rate for any Basket Currency in the manner described herein and calculating the Redemption Amount. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its discretion, determines that any of these events prevents us or any of our affiliates from determining the Spot Rate for any Basket Currency on the Valuation Date, it is possible that the Valuation Date for each Basket Currency and the Maturity Date will be postponed and your return may be adversely affected. No interest or other payment will be payable as a result of such postponement.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the time to maturity of the securities;

o	interest and yield rates in the market generally as well as in each of the Basket Currencies’ countries and in the United States;

o	the exchange rate and volatility of the exchange rate between the U.S. dollar, the Australian dollar, the Brazilian real, the Canadian dollar and the Norwegian krone;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies or markets generally and which may affect the exchange rates of the Basket Currencies; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Currency based on the exchange rates obtained from Bloomberg of such Basket Currency from January 1, 2006 through June 29, 2011. As used herein, the exchange rates are expressed as the number of U.S. dollars per one unit of such Basket Currency. For each Basket Currency below, a higher exchange rate for a given year indicates a strengthening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a weakening of that Basket Currency relative to the U.S. dollar. The Australian dollar-U.S. dollar exchange rate on June 29, 2011 was 1.0669. The Brazilian real-U.S. dollar exchange rate on June 29, 2011 was 0.6375. The Canadian dollar-U.S. dollar exchange rate on June 29, 2011 was 1.0316. The Norwegian krone-U.S. dollar exchange rate on June 29, 2011 was 0.1856. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The exchange rates published by Bloomberg for the Basket Currencies on any day including the Valuation Date may differ from the Spot Rates on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rates used to determine the Currency Returns applicable to the securities.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Basket Currencies relative to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in any return in excess of 90% of your initial investment.

Market disruption events

A “market disruption event” is, in respect of a Basket Currency:

(a) a convertibility event;

(b) a deliverability event;

(c) a liquidity event;

(d) a taxation event;

(e) a discontinuity event; or

(f) a price source disruption event,

in each case as determined by the calculation agent in its sole discretion and in the case of an event described in clause (a), (b), (c), (d) or (e) above, a determination by the calculation agent in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

“Convertibility event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)  converting a Basket Currency into U.S. dollars through customary legal channels; or

(ii) converting a Basket Currency into U.S. dollars at a rate at least as favorable as the rate for domestic institutions located in the relevant country (as defined below).

“Deliverability event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)  delivering a Basket Currency from accounts inside the relevant country to accounts outside the relevant country; or

(ii) delivering a Basket Currency between accounts inside the relevant country or to a party that is a non-resident of the relevant country.

“Liquidity event” means the imposition by Australia, Brazil, Canada, Norway (or any political subdivision or regulatory authority thereof) or the U.S. (together with Australia, Brazil, Canada and Norway, a “relevant country”) (or any political subdivision or regulatory authority thereof) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in Australia, Brazil, Canada, Norway or the U.S., as applicable, by a non-resident of Australia, Brazil, Canada, Norway or the U.S., as applicable), or the publication of any notice of an intention to do so, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in the applicable Basket Currency or the U.S. dollar.

“Taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof), or the publication of any notice of an intention to implement, any changes to the laws or regulations relating to foreign investment in such relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in the applicable Basket Currency or the U.S. dollar.

“Discontinuity event” means the pegging or de-pegging of a Basket Currency to the U.S. dollar or the controlled appreciation or devaluation by the relevant country (or any political subdivision or regulatory authority thereof) of a Basket Currency relative to the U.S. dollar, as determined by the calculation agent in good faith and in a commercially reasonable manner.

“Price source disruption event” means the non-publication or unavailability of the applicable Spot Rate for a Basket Currency relative to the U.S. dollar on the applicable Reuters page (or any substitute page) at the relevant valuation time.

If the calculation agent determines that a market disruption event exists in respect of any Basket Currency on the Valuation Date, then the Valuation Date will be postponed in respect of such Basket Currency to the first succeeding underlying business day for such Basket Currency on which the calculation agent determines that no market disruption event exists in respect of such Basket Currency, unless the calculation agent determines that a market disruption event exists in respect of such Basket Currency on each of the five underlying business days for such Basket Currency immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding underlying business day for such Basket Currency after the scheduled Valuation Date will be deemed to be the Valuation Date for such Basket Currency, notwithstanding the market disruption event, and (b) the calculation agent will determine the Spot Rate for such Basket Currency on that deemed Valuation Date in good faith and in a commercially reasonable manner, taking into account the latest available quotation for the Spot Rate for such Basket Currency and any other information that it deems relevant, as of the relevant valuation time on that deemed Valuation Date for such Basket Currency (subject to the provisions described under “Succession Events” herein).

The Valuation Date for each Basket Currency not affected by a market disruption event will be the scheduled Valuation Date. In the event that a market disruption event exists in respect of a Basket Currency on the scheduled Valuation Date, the Maturity Date will be postponed to the fifth business day following the day on which the Final Spot Rate for each Basket Component has been calculated.

An “underlying business day” is a day other than a Saturday or Sunday on which (a) banking institutions in The City of New York and the principal financial center for a Basket Currency are open for dealings in foreign exchange, and (b) banking institutions in The City of New York and such principal financial center for a Basket Currency are not otherwise authorized or required by law, regulation or executive order to close.

Succession events

A “succession event” means the occurrence of either of the following events:

(a) a Basket Currency or the U.S. dollar is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b) any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event.

We refer to a Basket Currency or the U.S. dollar with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i) in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii) in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from such division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for the Spot Rate for the relevant Basket Currency and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event:

(x) if the former currency is a Basket Currency, the Initial Spot Rate for the successor currency will be equal to (A) the product of the Initial Spot Rate for the former currency and the official conversion rate for the former currency per one unit of successor currency (as publicly announced by the reference currency country) used by the relevant country to set its official exchange rate for the U.S. dollar per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the relevant country, the product of the Spot Rate for the successor currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for the former currency and the denominator of which is the Spot Rate for the former currency on the business day immediately preceding the effective date of such succession event; or

(y) if the former currency is the U.S. dollar, the Initial Spot Rate for each Basket Currency will be adjusted to be equal to (A) the product of the Initial Spot Rate of such Basket Currency immediately prior to such adjustment and the official conversion rate for the successor currency in respect of such Basket Currency per one unit of former currency (as publicly announced by the U.S.) used by the U.S. to set its official exchange rate for such Basket Currency per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the U.S., the product of the Spot Rate for such Basket Currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for such Basket Currency immediately prior to such adjustment and the denominator of which is the Spot Rate for such Basket Currency (determined by reference to the Spot Rate relative to the former currency) on the underlying business day immediately preceding the effective date of such succession event.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Fixing Source for purposes of determining the Spot Rate for such Basket Currency or the U.S. dollar, as applicable.

Notwithstanding the foregoing, if, as a result of a succession event, (1) in the case of a former currency that is a Basket Currency, the successor currency is the same as the U.S. dollar or, (2) in the case of a former currency that is the U.S. dollar, a Basket Currency is the same as the successor currency, in lieu of the adjustments described in the two immediately preceding paragraphs, the Spot Rate for a Basket Currency on each underlying business day occurring on and after the effective date of such succession event will be deemed to be equal to the Spot Rate for such Basket Currency on the underlying business day immediately preceding such effective date.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Obligations”) in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of  %, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination — and only for purposes of this determination, which is required for federal income tax purposes — we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $  of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the “Hiring Incentives to Restore Employment Act” (the “Act”). Under the Act, a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Foreign Accounts

The Act also requires individual taxpayers with an interest in any “specified foreign financial asset” to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of up to $18.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about July 29, 2011, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse